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Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2010


          Red Bank, N.J.  January 29, 2010   The Trustees of North European
Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.50 per unit for the first quarter of fiscal 2010, payable on February 24, 2010 to holders of record on February 12, 2010. Natural gas sold during the fourth calendar quarter of 2009 is the primary source of royalty income on which the February distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.50 per unit is 52.83% or $0.56 per unit lower than the distribution of $1.06 per unit for the first quarter of fiscal 2009. Complete information on sales or production has not yet been received. However, preliminary information indicates that gas prices are down from the prior year's equivalent quarter but up from the immediately preceding quarter. Further details will be available in the press release announcing the Trust's net income scheduled for release on or about February 12, 2010.

          The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $2.45 per unit. This 12-month cumulative distribution is 38.13% or $1.51 per unit lower than the prior 12-month distribution of $3.96 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.